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                                                                   EXHIBIT d(24)


                                    FORM OF
                        SUB-ADVISORY DELEGATION AGREEMENT


         AGREEMENT made this _____ day of ___________ , 2000, by and between Commonfund Asset Management Company, Inc, a Delaware Corporation (the "Investment Manager"), State Street Global Advisors, Inc., ("SSgA"), and Advanced Investment Technology, Inc. ("AIT").

         WHEREAS, the Commonfund Institutional Funds (the "Company") is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which consists of several series, each having its own investment policies; and

         WHEREAS, the Company has entered into an investment advisory agreement with the Investment Manager pursuant to which the Investment Manager will act as investment manager to certain investment portfolios offered by the Company; and

         WHEREAS, pursuant to an Investment Sub-Advisory Agreement by and among the Company, the Investment Manager and SSgA dated ________, 2000 (the "Sub-Advisory Agreement"), the Investment Manager, acting with the approval of the Company, has retained SSgA to render discretionary investment advisory services with respect to investment portfolios; and

         WHEREAS, SSgA, as a majority owner of AIT, will delegate performance of investment sub-advisory services to AIT, subject to the supervision of SSgA, and the Investment Manager, with the approval of the Company, will permit such delegation with respect to that portion of a Fund's assets that may be allocated by the Investment Manager for management by AIT from time to time (together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (with respect to a Fund, the "Managed Assets").

         NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

         1. DELEGATION TO AIT. SSgA agrees to delegate, and AIT accepts and agrees to perform, all of SSgA's duties and obligations under the Sub-Advisory Agreement, as such Sub-Advisory Agreement may be amended from time to time, with respect to the Managed Assets. The delegation provided for under this Sub-Advisory Delegation Agreement shall not relieve SSgA of its duties and obligations under the Sub-Advisory Agreement.

         2. COMPENSATION OF AIT. For the services to be rendered by and the duties and obligations to be accepted by AIT under this Agreement, SSgA shall pay to AIT compensation at the rate specified in Schedule A as it may be
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                  amended from time to time. Such compensation shall be paid at the times and on the terms set forth in Schedule A. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), AIT may, in its discretion and from time to time, waive a portion of its fee. SSgA will pay AIT out of the investment sub-advisory fee that SSgA receives under the Sub-Advisory Agreement.

         3. STATUS OF AIT. AIT is registered as an investment adviser and will continue to be registered as such under the federal Investment Advisers Act of 1940.

         4. DURATION AND TERMINATION. This Agreement shall become effective for a Fund upon its approval by the Board of Directors of the Company and by a vote of the majority of the outstanding voting securities of a Fund. This Agreement shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually by the vote of a (a) majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party or the Company, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Company, or by the vote of a majority of the outstanding voting securities of a Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, AIT may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

                  This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Directors of the Company or by vote of a majority of the outstanding voting securities of a Fund on not less than 30 days nor more than 60 days written notice to AIT, by the Investment Manager at any time without the payment of a penalty upon 90 days written notice to AIT, or by AIT at any time without the payment of any penalty on 90 days written notice to the Investment Manager and SSgA. This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of (i) the Investment Manager's advisory agreement with the Company; or (ii) the termination of the Sub-Advisory Agreement. Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.
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                  As used in this Section 4, the terms "assignment", "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exceptions as may be granted by the SEC under said
                  Act.

         5. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice. At the outset, such notices shall be delivered to the following addresses:

                           (i)      if to the Company or the Investment Manager:
                                    Commonfund Asset Management Company
                                    Attention: President
                                    15 Old Danbury Rd, P.O. Box 812,
                                    Wilton, CT 06897;

                           (ii)     if to SSgA:
                                    State Street Global Advisors, Inc.
                                    One International Place
                                    Boston, MA  02110

                           (iii)    if to AIT:
                                    Advanced Investment Technology, Inc.
                                    311 Park Place Boulevard, Suite 250
                                    Clearwater, FL 33759

         6. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         7. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         8. MISCELLANEOUS. This instrument constitutes the sole and only agreement of the parties to it relating to its object; any prior agreements, promises or representations not expressly set forth in this Agreement are of no force and effect. No waiver or modification of this Agreement shall be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder shall operate as a waiver thereof. Except as set forth in Section 4, this Agreement binds and inures
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                  to the benefit of parties, their successors and assigns. This
                  Agreement may be executed in more than one counterpart each of which shall be deemed an original and both of which, taken together, shall be deemed to constitute one and the same instrument. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

COMMONFUND ASSET MANAGEMENT COMPANY

By:__________________________________

Attest:______________________________



STATE STREET GLOBAL ADVISORS, INC.

By:__________________________________

Attest:______________________________



ADVANCED INVESTMENT TECHNOLOGY, INC.

By:__________________________________

Attest:______________________________
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                                   SCHEDULE A
                                     TO THE
                        SUB-ADVISORY DELEGATION AGREEMENT
                              DATED         , 2000
                                      AMONG
                      COMMONFUND ASSET MANAGEMENT COMPANY,
                       STATE STREET GLOBAL ADVISORS, INC.
                                       AND
                      ADVANCED INVESTMENT TECHNOLOGY, INC.


FEES

[Daily Accrual

Fees shall be accrued each day by applying to the Net Asset Value of the Managed Assets at the end of that day, the daily rate, using a 365 day year, equivalent to the following:


Fund                           Managed Assets($)                 (% Per Annum)
----                           -----------------                 -------------
CIF Core Equity               First $ 100 million
Fund                          Next  $ 100 million
                              Over  $ 200 million


Quarterly Payment

Fees shall be paid within 30 days following the end of each calendar quarter.]